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                  WESTMORELAND COMMITTEE TO ENHANCE SHARE VALUE
                               2789 HARTLAND ROAD
                             FALLS CHURCH, VA 22043
                                 (703) 641-4612

DEAR WESTMORELAND DEPOSITARY SHAREHOLDER,

         As a fellow shareholder, beneficially owning 80,000 Depositary Shares in Westmoreland Coal Company, I am writing to you on behalf of a group of Depositary shareholders who decided to work together to take steps we think are necessary and helpful in the interests of Westmoreland shareholders.

         Our Committee and a number of major fellow Westmoreland Depositary shareholders who have contacted us firmly believe that the current two Westmoreland Preferred Stock directors are not doing an adequate job of representing our interests on the Westmoreland Board. With the recent passing of another Annual Meeting without any word from the Company regarding the status of dividends owed to us, we decided to seek your approval, your CONSENT, to remove these two directors and replace them. Delaware law permits shareholders to take such action by consent, without a meeting and without a vote, provided we gain consents covering a majority of shares outstanding.

         WE URGE YOU TO GIVE YOUR CONSENT TO REMOVE AND REPLACE THE TWO PREFERRED DIRECTORS BY SIGNING, DATING, AND RETURNING THE ENCLOSED BLUE CONSENT TO THE COMMITTEE.

       The following points describe the Committee's views on why a shareholder action to remove and replace our Preferred Stock directors is urgently necessary:

 - THE COMPANY OWES US DIVIDENDS CURRENTLY TOTALING APPROXIMATELY $12.21 PER DEPOSITARY SHARE. Neither the Chief Executive Officer nor the two current directors who were elected to represent our interests have addressed Depositary shareholders' inquiries regarding when we can expect payment on these arrearages or, alternatively, when we can expect the Company voluntarily to redeem our shares at a current value of more than $37 per share.

 - The two current Preferred directors have no significant personal incentive to fight for our interests. According to the Company's recent proxy statement, ONE OF THE PREFERRED DIRECTORS OWNS ONLY 750 DEPOSITARY SHARES; THE OTHER OWNS ZERO.

 - For the second consecutive year, MANAGEMENT HAS AWARDED EITHER SUBSTANTIAL CASH BONUSES OR STOCK GRANTS AND STOCK OPTIONS to its executives and senior staff. Neither Preferred nor Common shareholders have received anything. Those awards effectively diluted the equity of other shareholders.



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 -     The Company made two tender offers (at $19 per share) for Depositary
       Shares in 1999, but the COMPANY WAS REQUIRED TO INITIATE THE FIRST TENDER OFFER under the terms of the Bankruptcy Reorganization Plan. That provision requiring a tender was successfully inserted into the Reorganization Plan on behalf of shareholders BY YOUR EQUITY COMMITTEE, which was co-chaired by a member of our group.

 - With significant obligations to Depositary shareholders still outstanding, management is other-focused on a vague plan to pursue new acquisitions, as reiterated in a company press release following the recent annual meeting. The Committee is especially concerned about the possible risk to shareholders posed by such plans, given its view that management previously performed poorly in managing implementation of acquisitions.

       The Committee has come to the serious conclusion that THE ONLY WAY TO SIGNIFICANTLY IMPROVE THE PICTURE FOR THE FINANCIAL INTERESTS OF DEPOSITARY SHAREHOLDERS IS TO REMOVE THE CURRENT TWO PREFERRED DIRECTORS and replace them with shareholders with significant Depositary holdings who have the incentive to fight diligently for a financial resolution on the status of our Depositary Shares - either by utilizing Company cash on-hand or other means.

       YOUR PROMPT CONSENT IS IMPORTANT, no matter how few Depositary Shares you own. The Committee must receive consents representing a majority of the outstanding Depositary Shares for this action to enhance our shareholder value to be successful.

       TIME IS OF THE ESSENCE. Should you need assistance with completing your CONSENT PROMPTLY, please call a member of the Committee or Shellyn McCaffrey at
(703) 739-9398.

                                            Sincerely,




                                            Stephen D. Rosenbaum

July 28, 2000


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                  WESTMORELAND COMMITTEE TO ENHANCE SHARE VALUE
                               2789 HARTLAND ROAD
                             FALLS CHURCH, VA 22043
                                 (703) 641-4612

                   ADDITIONAL GUIDANCE FOR EXECUTING CONSENTS

          TIME SENSITIVE - PLEASE ACT PROMPTLY TO PROVIDE YOUR CONSENT

Should you need additional help in providing your CONSENT or extra consents, please contact a member of the Committee or Shellyn McCaffrey at (703) 739-9398 or smccaffrey@erols.com.

RECORD OWNERS

If you are the record owner (holding a stock certificate) for your Depositary shares, or any portion of your shares, please sign and date the blue CONSENT for those shares and return it to the Committee in the enclosed envelope (or if envelope is missing to the address above) or by fax to (703) 739-5982.

BENEFICIAL OWNERS

If you are a beneficial owner of all, or any portion, of your Depositary Shares and your shares are held for you by one or more brokerage, bank, or other institutional holder, please sign and date the enclosed blue CONSENT for those shares and return the original or a copy to the Committee in the enclosed envelope (or if envelope is missing to the address above) or by fax to (703) 739-5982.

In addition, it is important that you also send or fax your signed, dated blue CONSENT or a copy to each brokerage, bank, or other institution holding shares in your name and instruct the person responsible for your account at each institution to promptly ensure that the CONSENT is executed by the record owner of your shares and returned to the Committee. You may want to provide your representative with a copy of this guidance.

BROKERS AND OTHER INSTITUTIONS

Please inform the Committee of the number of CONSENT solicitation packages you need to cover all of your customers who are beneficial owners of WLB PRD, cusip #960878304. After acquiring the dated signatures of beneficial owners, please promptly manage your customers' consents through the Reorg, Proxy, or Compliance departments of your head office. The appropriate office should be able to identify the record owner for your customers' shares and instruct that record holder to sign and date a CONSENT on behalf of your customer(s).

If your firm (or institution) is a Participant in the Depository Trust Company ("DTC"), the record owner for your customers' shares is likely to be DTC's nominee, Cede & Co. As record holder, Cede will execute its written CONSENT upon the request of your firm.

While some firms may already have forms and procedures for dealing with DTC/Cede, the Committee can provide forms and sample letters that your firm or institution may use in requesting that DTC/Cede, as holder of record, give its written CONSENT to this action on behalf of your customers, the beneficial holders. Please call the Committee at (703) 739-9398 to request these materials.


       For additional copies of any materials, please call (703) 739-9398.